UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2015

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

31A Leningradsky Prospekt

125284 Moscow, Russia

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Jørgen Madsen Lindemann, a member and Co-Chairman of the Board of Directors (the “Board”) of CTC Media, Inc. (the “Company”), and Mathias Hermansson, a member of the Board, tendered their resignations from the Board on March 2, 2015, effective on or about March 5, 2015.

The Board has appointed Natasha Tsukanova as a Class I director to fill the vacancy created by the resignation of Mr. Lindemann, for an initial term expiring at the annual meeting of stockholder to be held in 2016. The Board has also elected Ms. Tsukanova as Co-Chairman of the Board.

In addition, the Board has appointed Kaj Gradevik as a Class III director to fill the vacancy created by the resignation of Mr. Hermansson, for an initial term expiring at the annual meeting of stockholder to be held in 2015.

In accordance with the terms and conditions of a stockholders’ agreement (the “Stockholders’ Agreement”) dated May 20, 2011, by and among the Company, MTG Russia AB, a wholly owned subsidiary of Modern Times Group MTG AB (“MTG Russia”), and Telcrest Investments Limited, (“Telcrest”), three of the Company’s directors, including one of its Co-Chairmen, are currently designated by MTG Russia. MTG Russia has the exclusive right to appoint and remove its designees, as well as the exclusive right to fill vacancies created by the resignation of one of its designees. Messrs. Lindemann and Hermansson were previously designated to serve on the Board by MTG Russia; Ms. Tsukanova and Mr. Gradevik have been designated by MTG Russia as their replacements as directors, and Ms. Tsukanova has been designated by MTG Russia to serve as Co-Chairman of the Board.

Ms. Tsukanova and Mr. Gradevik will be entitled to cash compensation for their services on the Board under the Company’s director compensation policies.

A copy of a press release announcing these changes is attached hereto as Exhibit 99.1.

Biographical details of Ms. Tsukanova and Mr. Gradevik are provided below.

Natasha Tsukanova, age 48, is the Founder and Managing Director of Xenon Capital Partners, a financial advisory firm focused on Russia and the CIS. Ms. Tsukanova previously served as Head of Investment Banking Russia/CIS at J.P. Morgan, having joined the Oil and Gas Team with J.P. Morgan in London in 1997. Ms. Tsukanova has played a leading role in a number of high profile capital markets and M&A transactions in Russia and the CIS, including the IPOs of Rosneft and Eurasia Drilling Company; the restructuring of the Russian electric power industry; the privatization of RAO UES; ONGC’s acquisition of a stake in the Sakhalin-1 off-shore development; and the acquisition of a 50% stake in the Etinde oil and gas concession in Cameroon by a consortium of LUKOIL and New Age. Natasha and Xenon won Finance Monthly’s 2012 Deal Maker of the Year Award for Russia for bringing together an international consortium of private equity investors to acquire a 26.43% stake in Russian power producer OJSC ENEL OGK-5. Natasha is also a member of the Executive Board of Kerogen Capital, an $1 billion Asia-based oil and gas private equity fund. Ms. Tsukanova holds Ph.D. and M.A. Degrees in Economics from Moscow State University and an MBA (Honours) from INSEAD, and was a Pew Scholar at Harvard University.

Kaj Gradevik, age 43, is rejoining the Company’s Board of Directors, having previously served as a Director of the Company from 2002 to 2009. Mr. Gradevik currently manages his own financial advisory and consultancy firm. He previously served as Vice President and Head of M&A for TeliaSonera, Europe’s fifth largest telecommunications company, from 2010 to 2012. Mr. Gradevik joined Modern Times Group MTG AB (“MTG”) in 2001 and served as the Head of Mergers & Acquisitions and Head of Business Development, where he was responsible for mergers and acquisitions as well as international expansion. Prior to joining MTG, Mr. Gradevik served as an Investment Banker at Merrill Lynch in London, specializing in mergers and acquisitions, and as a diplomat with the Swedish Ministry for Foreign Affairs. Mr. Gradevik has advised on and managed a wide range of corporate transactions, including the $750 million sale of Tele2 Norway to TeliaSonera; the $3.5 billion sale of Tele2 Russia to VTB Capital; TeliaSonera’s $1.5 billion acquisition of 49% of Kcell from Kazakhtelecom; and MTG’s initial investment in CTC Media. Mr. Gradevik holds a Master’s Degree of Political Science from Uppsala University in Sweden and is a fluent Russian speaker.

Item 9.01.                                        Financial Statements and Exhibits

(d)         Exhibits

99.1                        Press release dated March 5, 2015, relating to board appointments (furnished only).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: March 5, 2015	By:	/s/ Stanislav Ploschenko
Name: Stanislav Ploschenko
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 5, 2015, relating to board appointments (furnished only).